Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207668

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where offer or sale is not permitted.

Subject to Completion, dated July 25, 2016

Preliminary Prospectus Supplement

(To Prospectus dated October 29, 2015)

$350,000,000

    % Senior Notes due 2021

We are offering $350,000,000 aggregate principal amount of our     % senior notes due 2021 (the “notes”).

Interest on the notes will be payable semi-annually in arrears on                 and                 of each year, commencing on                 , 2017. The notes may be redeemed, in whole or in part, at any time and from time to time, at the applicable redemption prices set forth herein under “Description of the Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Investing in the notes involves risk. Before buying any notes, you should consider the risks that we have described in “Risk Factors” beginning on page S-4 of this prospectus supplement, beginning on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”) and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notes
	Per Note		Total
Price to public(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds to us(1)		%	$

(1)	Plus accrued interest, if any, from , 2016.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company (“DTC” or “Depositary”), for the benefit of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”), on or about                 , 2016. See “Book-Entry; Delivery and Form.”

Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

Citigroup	Citizens Capital Markets, Inc.	J.P. Morgan

Prospectus Supplement dated                 , 2016

PROSPECTUS SUPPLEMENT

Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We and the underwriters are not offering to sell, nor seeking offers to buy, the notes in any jurisdiction where an offer or sale is not permitted.

You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 29, 2015, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or accompanying prospectus or the context otherwise requires, the terms “CFG,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries. “CBNA” means Citizens Bank, N.A., “CBPA” means Citizens Bank of Pennsylvania, “our banking subsidiaries” means CBNA and CBPA. “RBS” means The Royal Bank of Scotland Group plc and the “RBS Group” means RBS together with its subsidiaries.

Within this prospectus supplement, including the documents incorporated by reference herein, we reference certain industry and sector information and statistics. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Nothing in the data used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe these external sources and estimates are reliable, but have not independently verified them.

Percentage changes, per share amounts, and ratios presented in this prospectus supplement are calculated using whole dollars.

S-ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf, before you decide to invest in the notes.

Citizens Financial Group, Inc.

We are one of the nation’s oldest and largest financial institutions, with $145.2 billion in assets as of June 30, 2016. Headquartered in Providence, Rhode Island, we offer a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We conduct our banking operations through two wholly-owned banking subsidiaries, Citizens Bank, N.A. and Citizens Bank of Pennsylvania.

We operate our business through two business segments: Consumer Banking and Commercial Banking. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. We also provide mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, we offer corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

We are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (401) 456-7000.

Recent Developments

On July 21, 2016, we announced our preliminary financial results for the quarter ended June 30, 2016. Such financial results are included in our Current Report on Form 8-K filed with the SEC on July 25, 2016 (the “Q2 Form 8-K”) and are incorporated by reference in this prospectus supplement. The financial results included in the Q2 Form 8-K are preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the review of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter ended June 30, 2016, when they are completed and publicly filed with the SEC on our Quarterly Report for the quarter ended June 30, 2016. The Q2 Form 8-K should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the notes thereto in our 2015 Form 10-K and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 (the “Q1 2016 Form 10-Q”), each incorporated by reference in this prospectus supplement.

THE OFFERING

Issuer	Citizens Financial Group, Inc.

Notes offered	$350,000,000 aggregate principal amount of senior notes due 2021.

Maturity date	, 2021.

Interest rate	Interest on the notes will accrue at a rate of % per year.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears on and of each year, commencing on , 2017.

Ranking	The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries. As of March 31, 2016, our subsidiaries had $14.0 billion of liabilities (excluding deposits and deferred taxes) which would be structurally senior to the notes.

Repurchase at option of holders	The notes are not redeemable at the option of the holders at any time.

Optional redemption	The notes may be redeemed by us, at our option, in whole or in part, at any time or from time to time prior to , 2021 (the date that is months prior to the scheduled maturity date of the notes), at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a “make-whole” premium plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time or from time to time on or after , 2021 (the date that is months prior to the scheduled maturity date of the notes), we may redeem the notes in whole or in part by paying the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Further issuances	We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have a separate CUSIP number unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

Use of proceeds	The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $ million. We intend to use the net proceeds, plus available cash, to repurchase $334 million aggregate principal of our 4.082% fixed rate subordinated notes due 2025 and $166 million aggregate principal amount of our 4.023% fixed rate subordinated notes due 2024 owned by RBS (the “Repurchase Transaction”).

Trustee	The Bank of New York Mellon

Governing law	New York

Form and denominations	The notes will be issued in registered form in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

No listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system.

Conflict of Interest	Because Citizens Capital Markets Inc., an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

CUSIP/ISIN

Risk factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 25 of our 2015 Form 10-K and incorporated by reference herein before purchasing any notes.

RISK FACTORS

An investment in notes involves risks. This prospectus supplement does not describe all of these risks. You should carefully consider the risks described below and the risks described in Item 1A, “Risk Factors,” in our 2015 Form 10-K, as updated in subsequently filed reports with the SEC, which risk factors and subsequently filed reports are incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Related to the Notes

The notes will be effectively subordinated to any of our future secured indebtedness.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. As of March 31, 2016, we had no outstanding secured indebtedness.

Our ability to pay principal and interest on the notes depends upon the results of operations of our subsidiaries.

Our ability to pay principal and interest on the notes is primarily dependent on the receipt of dividends, distributions and other payments from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings, business considerations and various regulatory considerations.

The notes will be structurally subordinated to the obligations of our subsidiaries, which are not guarantors of the notes.

Because we are a non-operating holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are a creditor with recognized claims against the subsidiary. In addition, any extensions of credit from us to one of our bank subsidiaries that are included in the relevant bank’s capital would be subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indenture relating to the notes does not limit the ability of our subsidiaries to issue or incur additional debt. As of March 31, 2016, our subsidiaries had $14.0 billion of liabilities (excluding deposits and deferred taxes) which would be structurally senior to the notes.

The indenture relating to the notes will not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued will not place any limitation on the amount of secured or unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

The indenture relating to the notes contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The indenture relating to the notes contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. In addition, the indenture does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes.

There is no assurance that a rating will remain for any given period of time or that a rating will not be suspended, lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the notes or to us is subsequently suspended, lowered or withdrawn for any reason, the market value of the notes is likely to be adversely affected.

There may not be any trading market for the notes.

There is currently no secondary market for the notes and we cannot assure you that one will develop. Even if a market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all.

Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice.

Any trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is at least equal to the price you paid for the notes or the principal amount of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary” and “Risk Factors” and in other sections of this prospectus supplement and under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other sections of our Q1 2016 Form 10-Q and 2015 Form 10-K, as applicable, and other documents incorporated by reference herein that are forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	Negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	Our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	Our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement and in our 2015 Form 10-K.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $        million. We intend to use the net proceeds, plus available cash, for the Repurchase Transaction.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2016: on an actual basis and as adjusted to give effect to this offering and application of the net proceeds received therefrom as set forth under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and notes in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.

	As of March 31, 2016
	Actual	As Adjusted
	(in millions)	(in millions)
Debt:
Short-term borrowed funds:
Federal funds purchased	$23	$23
Securities sold under agreements to repurchase	691	691
Other short-term borrowed funds (primarily current portion of FHLB advances)	3,300	3,300

Total short-term borrowed funds	$4,014	$4,014

Long-term borrowed funds:
Citizens Financial Group, Inc.
4.150% fixed rate subordinated debt, due 2022(1)	$347	$347
5.158% fixed-to-floating rate subordinated debt, (LIBOR + 3.56%) callable, due 2023(2)	333	333
3.750% fixed rate subordinated debt, due 2024(2)(3)	250	250
4.023% fixed rate subordinated debt, due 2024(2)(4)	214	48
4.082% fixed rate subordinated debt, due 2025(2)(5)	346	12
4.350% fixed rate subordinated debt, due 2025(6)	248	248
4.300% fixed rate subordinated debt, due 2025(7)	749	749
Notes offered hereby	—	350

	2,487	2,337
Banking Subsidiaries
1.600% senior unsecured notes, due 2017(8)(9)	752	752
2.300% senior unsecured notes, due 2018(8)(10)	753	753
2.450% senior unsecured notes, due 2019(8)(11)	763	763
2.500% senior unsecured notes, due 2019(8)(12)	750	750
Federal Home Loan Advances due through 2033	4,516	4,516
Other	14	14

	7,548	7,548

Total long-term borrowed funds	$10,035	$9,885

Total debt	$14,049	$13,899

Stockholders’ equity:
Preferred Stock	$247	$247
Common Stock	6	6
Additional paid-in capital	18,730	18,730
Retained earnings	2,076	2,076
Treasury stock	(858)	(858)
Accumulated other comprehensive loss	(236)	(236)

Total stockholders’ equity	$19,965	$19,965

Total capitalization	$34,014	$33,864

(1)	These balances are comprised of: principal balances of $350 million at March 31, 2016, as well as the impact of ($3) million of unamortized deferred issuance costs and discount at March 31, 2016.
(2)	Intercompany borrowed funds with the RBS Group. See Note 13 “Related Party Transactions and Significant Transactions with RBS” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(3)	Prior to January 1, 2016, interest was payable at a fixed rate per annum of 4.153%.
(4)	The actual balance includes: principal balance of $208 million and the impact from interest rate swaps of $6 million. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement. In addition, on March 7, 2016, the Company repurchased $125 million of these securities from RBS. See Note 13 “Related Party Transactions and Significant Transactions with RBS” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(5)	The actual balance includes: principal balance of $334 million and the impact from interest rate swaps of $12 million. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(6)	The balance includes: principal balance of $250 million and the impact of ($2) million of unamortized deferred issuance costs and discount.
(7)	The balance includes: principal balance of $750 million and the impact of ($1) million of unamortized deferred issuance costs and discount.
(8)	These securities were issued under CBNA’s Global Bank Note Program dated December 1, 2014.
(9)	The balance includes: principal balance of $750 million, impact from interest rate swaps of $3 million, and ($1) million of unamortized deferred issuance costs and discount. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(10)	The balance includes: principal balance of $750 million, impact from interest rate swaps of $6 million, and ($3) million of unamortized deferred issuance costs and discount. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(11)	The balance includes: principal balance of $750 million, impact from interest rate swaps of $16 million, and ($3) million of unamortized deferred issuance costs and discount. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.
(12)	The balance includes: principal balance of $750 million, impact from interest rate swaps of $2 million, and $(2) million of unamortized deferred issuance costs and discount at March 31, 2016. See Note 11 “Derivatives” to our unaudited interim consolidated financial statements in our Q1 2016 Form 10-Q incorporated by reference in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013(3)	2012	2011
Ratio of Earnings to Fixed Charges(1)	3.6%	3.5%	4.0%	(5.9)%	2.5%	1.8%
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)(2)	3.4	3.5	4.0	(5.9)	2.5	1.8

(1)	For purposes of calculating the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends, earnings consist of earnings before income taxes but do not include dividends on preferred securities, whether or not paid. Fixed charges consist of interest cost, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.
(2)	On April 6, 2015, we issued 250,000 shares of our 5.500% fixed-to-floating rate non-cumulative perpetual Series A Preferred Stock, par value of $25.00 per share with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) in a private offering exempt from the registration requirements of the Securities Act. On or prior to June 30, 2015, we had not paid dividends on any shares of preferred stock, including the Series A Preferred Stock. On October 6, 2015 and April 6, 2016, we paid cash dividends on our Series A Preferred Stock. Prior to the issuance of the Series A Preferred Stock, we had no shares of preferred stock outstanding.
(3)	The deficiency for this period was $3,468 million due in part to a goodwill impairment charge of $4,435 million ($4,080 million after tax).

DESCRIPTION OF THE NOTES

This prospectus supplement summarizes specific terms and provisions of the notes. The following summary of the terms and provisions of the notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture, including the definitions therein of certain terms. As used in this “Description of the Notes,” references to the “Company,” “we,” “us,” “our” and “CFG” refer to Citizens Financial Group, Inc. and not its subsidiaries.

General

The notes are to be issued under a senior indenture dated October 28, 2015, as supplemented by a first supplemental indenture dated as of                 , 2016 (as so supplemented, the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York. The Bank of New York Mellon also will act as Paying Agent and Security Registrar for the notes. Under the Indenture, we may offer, from time to time, series of senior notes under the Indenture (the “Debt Securities”).

Except as set forth below, the notes will be issued in fully registered global form in the name of the nominee of DTC, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Ranking

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively be subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

Interest

Interest on the notes will be payable semi-annually on                 and                 of each year commencing on                 , 2017 (each an “Interest Payment Date”) at a rate equal to             %. Interest payable on each Interest Payment Date will include interest accrued from and including                 , 2016, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date. Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the immediately preceding                 and                 , in each case with respect to the next occurring Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the persons to whom principal is payable. If an Interest Payment Date is not a Business Day, we will make the interest payment on the next succeeding Business Day, but interest on that interest payment will not accrue or be payable as a result of such delay in payment.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have a separate CUSIP number unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption

We may redeem the notes at our option, in whole or in part, at any time or from time to time prior to                 , 2021 (the date that is          months prior to the scheduled maturity date of the notes), at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments determined as provided below.

In determining the present values of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus     % (          basis points). Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of such notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

We may redeem the notes at our option, in whole or in part, at any time or from time to time on or after                 , 2021 (the date that is          months prior to the scheduled maturity date of the notes), at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (i) the arithmetic average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than five such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means, with respect to any redemption date for the notes, one of the Reference Treasury Dealers selected by us or, if such firms or any such successors, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

“Reference Treasury Dealers” means, with respect to any redemption date for the notes, (1) Credit Suisse Securities (USA) LLC (or its successor) or any of its affiliates that is a Primary Treasury Dealer, (2) Goldman, Sachs & Co. (or its successor) or any of its affiliates that is a Primary Treasury Dealer, (3) Morgan Stanley & Co. LLC (or its successor) or any of its affiliates that is a Primary Treasury Dealer, and (4) three other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if the release referred to in clause (1) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Company shall calculate the Treasury Rate on the third business day preceding the redemption date.

Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to (w) each holder of notes to be redeemed at such holder’s registered address, (x) to the Trustee, (y) to the Security Registrar to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC. If less than all the notes are to be redeemed at our option, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes held by DTC, the Trustee will select the notes (or portions thereof) to be redeemed by lot. The Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of voting stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such voting stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of voting stock of each such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in voting stock of any principal subsidiary bank unless such principal subsidiary bank, after obtaining any necessary regulatory appraisals, unconditionally guarantees payment of principal and interest on the notes.

The Indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets. As of March 31, 2016, CBNA and CBPA are subsidiary banks that are principal subsidiary banks under the Indenture. The Indenture defines “voting stock” as the stock of a corporation or other entity of the class or classes having general voting power in an election of the board of directors, managers or trustees of such corporation or other entity (irrespective of whether, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); provided, however, that preferred stock with customary voting rights upon the nonpayment of a dividend does not constitute voting stock.

Notwithstanding the foregoing, this covenant shall not limit or restrict:

•	any dispositions made by us or any principal subsidiary bank (a) acting in a fiduciary capacity for any person other than us or any principal subsidiary bank or (b) to us or any of our wholly-owned subsidiaries;

•	our ability to consolidate with or merge into or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person in accordance with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•	the merger or consolidation of a principal subsidiary bank with and into (a) another principal subsidiary bank or another of our subsidiaries or (b) another domestic banking institution, if after the merger or consolidation (i) we own at least 80% of the voting stock of the resulting banking institution and (ii) no default or Event of Default (as hereinafter defined) under the Indenture has occurred and is continuing.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•	the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation or entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•	any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Consolidation, Merger and Sale of Assets

Under the Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes, provided that:

(a)	the successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the successor corporation expressly assumes, by an indenture supplemental to the Indenture, our obligation for the due and punctual payment of the principal, premium, if any, and interest, if any, on all of the Debt Securities under the Indenture and the performance of every covenant of the Indenture on our part to be performed or observed;

(c)	after giving effect to the transaction, and treating any indebtedness that becomes an obligation of the successor corporation as a result of such transaction as having been incurred by the successor corporation at the time of such transaction, no Default under the Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

(d)	certain other conditions are met.

Modification and Waiver

Without the consent of any holders of any notes, we and the Trustee may amend or supplement the Indenture or the notes:

(a)	to evidence the succession of a successor corporation of our obligations under the Indenture and the outstanding notes;

(b)	to add to our covenants for the benefit of the holders of all or any series of the notes under the Indenture or surrender any right or power we have under the Indenture or provide for guarantees of any series of the notes;

(c)	to add any additional Events of Default;

(d)	to change or eliminate any restrictions on the payment of principal of the notes, provided it does not materially adversely affect the interests of any holder of the notes;

(e)	to change anything that does not does not materially adversely affect the interests of any holder of the notes;

(f)	to cure any ambiguity, defect or inconsistency in the Indenture; and

(g)	to effect certain other limited purposes described in the Indenture.

The Indenture provides that we and the Trustee may modify or amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding notes; provided that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

(a)	change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

(b)	reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption, of any note;

(c)	reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or the amount provable in bankruptcy;

(d)	adversely affect any right of repayment at the option of any holder of any note;

(e)	change the place or currency of payment of principal of, or any premium or interest on, any note;

(f)	impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(g)	reduce the percentage of principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or

(h)	modify certain provisions of the Indenture relating to amendments of the Indenture requiring the consent of holders and waiver of past defaults or covenants, except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive, insofar as the notes are concerned, compliance by us with certain terms, conditions and provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive any past default under the applicable indenture with respect to the notes and its consequences, except that a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under the Indenture or applicable supplemental indenture cannot be modified or amended without the consent of the holder of each outstanding note.

The Indenture further provides that, in determining whether the holders of the requisite principal amount of notes outstanding have performed any act under the Indenture, notes owned by the Company or any other obligor upon the notes or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only notes that the Trustee knows to be so owned shall be so disregarded.

Defeasance and Covenant Defeasance

The Indenture provides that we may elect:

(a)	to defease and be discharged from our obligations with respect to the notes (except the obligations to register the transfer or exchange of the notes; to replace temporary or mutilated, destroyed, lost or stolen notes; to maintain an office or agency in respect of the notes; and to hold moneys for payment in trust) (“defeasance”); or

(b)	to be released from our obligations with respect to the notes of or within a series under the provisions described under “—Consolidation, Merger and Sale of Assets” above or, if provided pursuant to a supplemental indenture, our obligations with respect to any other restrictive covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Indenture with respect to the notes (“covenant defeasance”);

in either case by:

•	depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined in the Indenture) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), in any such case sufficient to pay the principal of and premium, if any, and interest, if any, on the notes on the dates such installments of interest or principal and premium applicable to the notes are due; and

•	satisfying certain other conditions precedent specified in the Indenture.

Any defeasance or covenant defeasance of the notes is conditioned among other things upon our delivery of an opinion of legal counsel that the beneficial owners of such notes will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been met.

If we exercise our covenant defeasance option with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at their stated maturity but may not be sufficient to pay amounts due on the notes at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Reports and Other Information

We covenant to file with, or make available to, the Trustee, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports that we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939; provided that any document publicly available on the Commission’s Electronic Data Gathering, Analysis and Retrieval system shall satisfy the requirements hereof if we provide the Trustee with written notice when any such document is filed.

Events of Default; Notice and Waiver

An “Event of Default” with respect to the notes will be defined in the Indenture as being:

(i)	failure to pay principal of or premium, if any, on the notes at maturity, continued for seven days;

(ii)	failure to pay any interest, if any, on the notes when due and payable, continued for 30 days;

(iii)	failure to perform any of our covenants in the Indenture (other than a covenant whose performance is specifically dealt with elsewhere in the Indenture, or a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than the notes), which failure continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes as provided in the Indenture; and

(iv)	certain events in bankruptcy, receivership or insolvency involving us or any principal subsidiary bank, as applicable.

If an Event of Default with respect to the notes occurs and is continuing, either the Trustee by written notice to us or the holders of at least 25% of the aggregate principal amount of the outstanding notes by written notice to us (with a copy to the Trustee) may declare the principal of all the notes, premium, if any, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default with respect to the notes occurs as a result of bankruptcy, receivership, insolvency or reorganization involving us or any principal subsidiary bank, the principal of all outstanding notes, premium, if any, and any interest accrued thereon shall become due and payable immediately without any further action on the part of the Trustee or the holders of that series of the notes.

The application of the foregoing paragraph and any other rights under the Indenture would, in the event of bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Events of Default have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless the same holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its reasonable discretion, against the costs, expenses and liabilities which may be incurred. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the notes.

We are required to annually furnish to the Trustee an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Indenture and as to the absence of default.

Regarding the Trustee

The Bank of New York Mellon, the Trustee under the Indenture, has a designated corporate trust office at 101 Barclay Street, New York, New York 10286. We and our banking subsidiaries maintain banking relationships with the Trustee.

Replacement Notes

If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the holder of expenses that we and the Trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the Trustee may require. Mutilated notes must be surrendered before new notes will be issued.

Notices

Any notice required to be given to a holder of a note will be mailed to the last address of the holder set forth in the applicable security register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice.

Except as otherwise specified herein, so long as any notes are registered in the name of Cede & Co., as nominee for DTC, or another Depositary and subject to any listing requirements, notices, reports and other information that are required to be sent to the Holders of such notes may be given by delivery of the relevant notice to DTC for communication by DTC to entitled participants and account holders of such clearing systems.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Depositary

Upon issuance, the notes will be represented by fully registered global notes (“global notes”). Each such global note will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, and registered in the name of Cede & Co. (the depositary’s partnership nominee). See “Book-Entry; Delivery and Form.”

BOOK-ENTRY; DELIVERY AND FORM

Global notes

We will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the Company, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated notes

We will issue certificated notes (in fully registered form) to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or of becoming aware that DTC is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of accounting;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost of the note. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest and will be subject to the treatment described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are or become a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and payments of interest on the notes are not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below, those payments will be subject to withholding tax at a rate of 30%, or the lower rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless:

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist or

•	the gain is effectively connected with your conduct of a trade or business in the United States, as described below, although any amounts attributable to accrued interest will generally be treated as interest, as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed on that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and (for dispositions after December 31, 2018) of proceeds of sales or redemptions of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Citizens Capital Markets, Inc. and J.P. Morgan Securities LLC are acting as underwriters. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Citizens Capital Markets, Inc.
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

Certain of our expenses in connection with the offering are reimbursable by RBS under our agreement with it with respect to the Repurchase Transaction. Any amounts in excess of the reimbursable amount are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the notes and we cannot assure you that one will develop. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all. See “Risk Factors—Risks Related to the Notes—There may not be any trading market for the notes.”

No Sales of Similar Securities

We have agreed that we will not, for the period from the date of this prospectus supplement through and including the closing date, without first obtaining the prior written consent of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restriction set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at (i) investment professionals falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth companies (and other persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Conflict of Interest

Because Citizens Capital Markets Inc., an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and by Cleary Gottlieb Steen & Hamilton LLP, for the underwriters.

EXPERTS

The financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in the prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated therein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus supplement by reference. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our 2015 Form 10-K filed on February 26, 2016 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 8, 2016);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016; and

•	Current Reports on Form 8-K, filed on March 2, 2016, March 22, 2016, May 2, 2016 and July 25, 2016.

Any statement made in this prospectus supplement or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (401) 456-7000

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in any applicable supplement.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2015

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise stated in this prospectus or the context otherwise requires, the terms “CFG,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries, “RBS” means The Royal Bank of Scotland Group plc and the “RBS Group” means RBS together with its subsidiaries (other than CFG).

i

CITIZENS FINANCIAL GROUP, INC.

We were the 13th largest retail bank holding company in the United States as of June 30, 2015, according to SNL Financial, with $137.3 billion of total assets. Headquartered in Providence, Rhode Island, we deliver a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We conduct our banking operations through our two wholly-owned banking subsidiaries, Citizens Bank, N.A. and Citizens Bank of Pennsylvania.

We operate our business through two operating segments: Consumer Banking and Commercial Banking. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (401) 456-7000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders (which would be named in a prospectus supplement, if applicable) may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 3, 2015 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 10, 2015);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed on May 8, 2015 and August 7, 2015, respectively;

(c)	Current Reports on Form 8-K filed on February 18, 2015, March 9, 2015, March 11, 2015, March 13, 2015, March 25, 2015, April 6, 2015, May 6, 2015, July 28, 2015 and September 15, 2015; and

(d)	the description of our common stock in our registration statement on Form 8-A filed on September 19, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (401) 456-7000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to expected earnings levels, the adequacy of the allowance for credit losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital composition and adequacy and liquidity, the effect of legal proceedings and new accounting standards on our financial condition and results of operations. Forward-looking statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in any prospectus supplement and the other documents incorporated by reference herein. You should specifically consider the numerous risks outlined under “Risk Factors,” which may include more information about factors that could cause actual results to differ materially from those described in these forward-looking statements. Other factors that might cause such a difference include, but are not limited to:

•	Negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	Our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	Our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks;

•	Management’s ability to identify and manage these and other risks; and

•	Any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by the RBS Group.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement and any risk factors in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities by us will be used for general corporate purposes, including working capital, retirement of debt, business acquisitions or investments, and other business opportunities. We will not receive any proceeds from the sale of securities by any selling security holders.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013(3)	2012	2011	2010(4)
Ratio of Earnings to Fixed Charges(1)	3.4	4.0	(5.9)	2.5	1.8	1.0
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)(2)	3.4	4.0	(5.9)	2.5	1.8	1.0

(1)	For purposes of calculating the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends, earnings consist of earnings before income taxes but do not include dividends on preferred securities, whether or not paid, or income (loss) on discontinued operations. Fixed charges consist of interest cost, including interest on deposits, interest on discontinued operations, and that portion of rent expense estimated to be representative of the interest factor.
(2)	On April 6, 2015, we issued 250,000 shares of our 5.500% fixed-to-floating rate non-cumulative perpetual Series A Preferred Stock, par value of $25.00 per share with a liquidation preference $1,000 per share (the “Series A Preferred Stock”) in a private offering exempt from the registration requirements of the Securities Act. On or prior to June 30, 2015, we had not paid dividends on any shares of preferred stock, including the Series A Preferred Stock. On October 6, 2015, we paid a cash dividend on our Series A Preferred Stock. Prior to the issuance of the Series A Preferred Stock, we had no shares of preferred stock outstanding.
(3)	The deficiency for this period was $3,468 million due in part to a goodwill impairment charge of $4,435 million ($4,080 million after tax).
(4)	The deficiency for this period was $49 million.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Unless our Board determines otherwise, we will issue all shares of capital stock in uncertificated form.

Common Stock

Common stock outstanding. As of September 30, 2015, there were 527,636,510 shares of common stock outstanding which were held of record by two stockholders. This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

As of September 30, 2015, there were 250,000 shares of our preferred stock outstanding, which consisted entirely of our 5.500% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election and Removal of Directors. Our Board will consist of not less than five nor more than 25 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of our Board. Our Board currently has 13 members.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

Under the terms of a Separation Agreement between us and RBS, until RBS ceases to beneficially own at least 20% of our issued and outstanding common stock, RBS has the right to nominate one director to our Board, subject to election by our stockholders, and has non-voting Board observer rights in certain circumstances.

Limits on Written Consents. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board or our chief executive officer, pursuant to a resolution adopted by a majority of our Board or at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require our Board to call a special meeting.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and amendment of our amended and restated certificate of incorporation and amended and restated bylaws. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to effectively exercise veto power over any such amendments. Following the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that RBS is not deemed to control us for purposes of the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”), our amended and restated bylaws provide that the affirmative vote of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting as a single class, or a majority of the Board, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and amendment of our amended and restated bylaws.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•	in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

In addition, until the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Federal Reserve Board that RBS is not deemed to control us for purposes of the Bank Holding Company Act, amendments to certain of our key policies, including certain of our risk management, accounting, financial reporting, capital management, information security, corporate governance and human resources policies, require the consent of RBS.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our amended and restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of RBS or any of its affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that RBS acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or its affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued pursuant to a senior indenture dated October 28, 2015 (as amended and supplemented from time to time) between us and the Bank of New York Mellon, as senior debt trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of CFG, the trustees, the warrant agents, the unit agents or any other agent of CFG, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange. If we decide to seek a listing of any such other securities, the related prospectus supplement will disclose the exchange on which such securities are to be listed.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.